EXHIBIT (h)(5)


   SUPPLEMENTAL LETTER AGREEMENT REGARDING FUND ACCOUNTING SERVICING AGREEMENT

         The purpose of this letter is to confirm that Jundt Associates, Inc., the investment adviser to The Jundt Growth Fund, Inc. and the various series of Jundt Funds, Inc. and American Eagle Funds, Inc. (each a "Fund"), does not presently intend to seek alternative service providers for the Funds with respect to the services currently provided to the Funds by U.S. Bancorp Fund Services, LLC. However, please note that Jundt Associates and The Board of Directors of the Funds reserve the right, in the exercise of their fiduciary responsibilities to the Funds, to take whatever action they may deem necessary or desirable in the interests of the Funds and their shareholders, including seeking and engaging alternative service providers to the Funds at any time. However, if the Funds elect to terminate any of their existing servicing agreements with USBFS effective a date prior to October 1, 2004, other than pursuant to the exercise of their fiduciary responsibilities by Jundt Associates or the Board of Directors of the Funds, each of the Funds will pay USBFS its share of the fees for all services through September 30, 2004 and its share of an additional amount of $281,987, which represents the annual fee discount USBFS has agreed to provide to the Funds for all services through that date.


JUNDT FUNDS, INC.                           JUNDT ASSOCIATES, INC.

By:  ____________________                   By:  ____________________


JUNDT GROWTH FUND INC.


By:  ____________________

AMERICAN EAGLE FUNDS, INC.


By:  ____________________